Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Moog Inc.:

We consent to incorporation by reference in the Registration Statement to be filed on Form S-3 of Moog Inc. of our report, based on our audits and the reports of other auditors, dated November 6, 2002 relating to the consolidated balance sheet of Moog Inc. and subsidiaries as of September 28, 2002 and the related consolidated statements of earnings, shareholders' equity, and cash flows and the related schedule for the years ended September 28, 2002 and September 29, 2001, which report appears in the September 27, 2003 annual report on Form 10-K of Moog Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3.

                                                                                                    /s/ KPMG LLP

March 12, 2004
Buffalo, New York